Discovery Labs Reports Third Quarter 2008 Financial Results

Warrington, PA — November 4, 2008 — Discovery Laboratories, Inc. (Nasdaq: DSCO) today announced financial results for the third quarter ended September 30, 2008.

For the quarter ended September 30, 2008, the Company reported a net loss of $10.6 million (or $0.11 per share) on 98.6 million weighted average common shares outstanding compared to a net loss of $9.3 million (or $0.11 per share) on 84.6 million weighted average common shares outstanding for the same period in 2007. For the nine months ended September 30, 2008, the Company reported a net loss of $30.6 million (or $0.31 per share) on 97.3 million weighted average common shares outstanding compared to a net loss of $28.0 million (or $0.35 per share) on 79.5 million weighted average common shares outstanding for the same period in 2007. As of September 30, 2008, the Company had 99.6 million common shares outstanding.

As of September 30, 2008, the Company had cash and marketable securities of $31.5 million, a decrease of $1.9 million from the previous quarter ending June 30, 2008. In the third quarter 2008, cash burn from operating activities, capital expenditures and debt service was $6.2 million, offset by financings pursuant to the Company’s Committed Equity Financing Facilities (CEFFs) resulting in aggregate proceeds of $4.3 million from the issuance of 2.8 million shares of common stock. As of September 30, 2008, under the 2008 CEFF, approximately 17.2 million shares are available for issuance for future financings (not to exceed an aggregate of $56.9 million) and, under the 2006 CEFF, approximately 4.5 million shares are available for issuance for future financings (not to exceed an aggregate of $34.3 million). The CEFFs allow the Company, at its discretion, to raise capital (subject to certain conditions, including price and volume limitations) to support its business plans.

Select Company Updates:

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On October 17, 2008, the Company submitted its Complete Response to the May 2008 Approvable Letter issued by the U.S. Food and Drug Administration (FDA) for Surfaxin® (lucinactant) for the prevention of Respiratory Distress Syndrome (RDS) in premature infants. The Company believes that the Complete Response adequately addresses the remaining requirements contained in the Approvable Letter that must be satisfied to gain U.S. marketing approval for Surfaxin. Per the FDA guidelines the Company originally anticipated receiving notification by October 31, 2008 regarding the target action date and review classification of the Complete Response for potential approval of Surfaxin. As of the close of business on November 3, the Company had not yet received any such notification from the FDA.

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In September 2008, the Company announced initiation of a Phase 2a clinical trial to investigate the Company’s KL-4 surfactant as a treatment for patients with Cystic Fibrosis (CF). The trial is being conducted as an investigator-initiated study under the direction of Dr. Scott H. Donaldson at The University of North Carolina and is funded primarily through a grant provided by the Cystic Fibrosis Foundation.

Third Quarter 2008 Financial Results:

The net loss for the quarter ended September 30, 2008 was $10.6 million compared to $9.3 million for the same period in 2007. Included in the third quarter 2008 and 2007 net loss is a charge of $1.2 million and $1.1 million, respectively, associated with stock-based compensation expense per Financial Accounting Standards No. 123R (FAS 123(R)). The increase in the net loss for the third quarter of 2008 as compared to the third quarter of 2007 is primarily due to (i) beginning in late 2007, investments in U.S. commercial operations to support prelaunch marketing activities in anticipation of the potential approval of Surfaxin in May 2008; and (ii) expenses for the Aerosurf™ development program and the Surfaxin Phase 2 clinical trial in children up to two years of age with Acute Respiratory Failure (ARF).

The primary components of the third quarter 2008 results included:

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research and development expenses of $6.7 million associated with (a) manufacturing development, including quality assurance and analytical activities, to support the production of clinical and potential commercial drug requirements for Surfaxin and the Company’s Surfactant Replacement Therapy (SRT) pipeline, (b) activities to obtain data and other information to support the Company’s Complete Response to the May 2008 Approvable Letter, (c) development of the Company’s capillary aerosolization technology for the delivery of aerosolized SRT, (d) development of new formulations of the Company’s SRT technology, (e) internal research and development capabilities (scientific and clinical trial management, regulatory compliance, data management and biostatistics), (f) medical affairs (including medical science liaisons) to provide scientific and medical education support for Surfaxin and the Company’s SRT pipeline, and (g) direct expenses for the Aerosurf development program and the Surfaxin ARF Phase 2 clinical trial.

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general and administrative expenses of $3.7 million, including an investment of $1.1 million in the Company’s U.S. commercial infrastructure to support the commercial launch of Surfaxin, if approved. In addition, $0.8 million is included in general and administrative expenses, associated with stock-based compensation per FAS123(R).

As of September 30, 2008, the Company had $10.0 million outstanding under its long-term loan with PharmaBio Development Inc. d/b/a Novaquest (a strategic investment group of Quintiles Transnational Corp.). The outstanding principal, together with all accrued and unpaid interest is due and payable on April 30, 2010.

The Company has a secured credit facility with GE Business Financial Services Inc. (GE) to finance capital expenditures through November 30, 2008. As of September 30, 2008, $3.8 million was outstanding under this facility ($2.9 million is classified as a current liability and $0.9 million is classified as a long-term liability) and $154,000 remained available. Also, in September, the Company received $500,000 from the Commonwealth of Pennsylvania Department of Community and Economic Development Machinery and Equipment Loan Fund to finance the purchase of machinery and equipment, of which $444,000 is classified as a long-term liability as of September 30, 2008.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ technology produces a peptide-containing synthetic surfactant that is structurally similar to pulmonary surfactant. Discovery Labs believes that, with its proprietary technology, SRT has the potential, for the first time, to address a variety of respiratory diseases affecting neonatal, pediatric and adult patients.

Surfaxin®, Discovery Labs’ lead product from its SRT pipeline, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. Surfaxin is also being developed for other neonatal and pediatric indications. Aerosurf™, Discovery Labs’ aerosolized SRT, is being developed to potentially obviate the need for intubation and conventional mechanical ventilation and holds the promise to significantly expand the use of surfactants in respiratory medicine. For more information, please visit our website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made, including, without limitation, the risks that: Discovery Labs’ response to the recent Approvable Letter for Surfaxin may not satisfy the FDA; the FDA or other regulatory authorities may not accept, or may withhold or delay consideration of, any applications that Discovery Labs may file for its products, or may not approve any such applications or may limit marketing of such products to particular indications or impose unanticipated label limitations; changes in the national or international political and regulatory environment may make it more difficult for Discovery Labs to gain FDA or other regulatory approval of its products; Discovery Labs may be unable to raise additional capital or enter into additional collaboration agreements (including strategic alliances for development or commercialization of SRT); Discovery Labs’ lengthy and costly research and development programs, including pre-clinical studies, clinical trials and other efforts to gain regulatory approval for any of its products, including Surfaxin, may not progress or may be subject to potentially significant delays or regulatory holds, or fail; Discovery Labs or its contract manufacturers or materials suppliers may be unable to successfully manufacture adequate supplies of its drug product or drug substances when needed or in amounts sufficient to meet demand; Discovery Labs may be unable to develop, manufacture and successfully commercialize products that combine Discovery Labs’ drug products with innovative aerosolization technologies; Discovery Labs may be unable to profitably develop and market its products; Discovery Labs may be unable to maintain and protect the patents and licenses related to its SRT technology; other companies may develop competing therapies and/or technologies or health care reform may adversely affect Discovery Labs; and Discovery Labs may become involved in securities, product liability and other litigation. The foregoing risks and others are further described in Discovery Labs filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413

Condensed Consolidated Statement of Operations (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Revenue from collaborative arrangement and grants	$50	$-	$4,600	$-
Operating expenses: (1)
Research and development	6,724	6,184	21,394	18,400
General and administrative	3,726	3,147	13,308	9,366
Total expenses	10,450	9,331	34,702	27,766
Operating loss	(10,400)	(9,331)	(30,102)	(27,766)
Other income / (expense)	(239)	(16)	(466)	(275)
Net loss	$(10,639)	$(9,347)	$(30,568)	$(28,041)
Net loss per common share	$(0.11)	$(0.11)	$(0.31)	$(0.35)

Weighted average number of common shares outstanding	98,619	84,642	97,324	79,485

(1)
Expenses include a charge for stock-based employee compensation in accordance with the provisions of FAS 123(R). For the three and nine months ended September 30, 2008, the charges associated with FAS 123(R) were $1.2 million ($0.4 million in R&D and $0.8 million in G&A) and $3.4 million ($1.1 million in R&D and $2.3 million in G&A), respectively. For the three and nine months ended September 30, 2007, the charges associated with FAS 123(R) were $1.1 million ($0.3 million in R&D and $0.7 million in G&A) and $3.5 million ($1.1 million in R&D and $2.3 million in G&A), respectively.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
ASSETS	(unaudited)
Current Assets:
Cash and marketable securities	$31,459	$53,007
Receivables, prepaid expenses and other current assets	221	611
Total Current Assets	31,680	53,618
Property and equipment, net	6,324	7,069
Restricted Cash	600	600
Other assets	1,045	1,457
Total Assets	$39,649	$62,744

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,429	$757
Accrued expenses	5,837	7,087
Equipment loan and other liabilities	2,999	2,625
Total Current Liabilities	11,265	10,469
Long-Term Liabilities:
Loan payable, including accrued interest	10,024	9,633
Equipment loan and other liabilities	2,204	3,861
Total Liabilities	23,493	23,963
Stockholders' Equity	16,156	38,781
Total Liabilities and Stockholders' Equity	$39,649	$62,744